As filed with the Securities and Exchange Commission on November 12, 2019

Registration No. 333-234056

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Darkstar Ventures, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	5990	26-0299456
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

DarkStar Ventures, Inc.

7 Eliezri St.

Jerusalem 96428

Israel

+972-73-259-2084

(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Registered Agents Inc.

401 Ryland Street

STE 200-A

Reno, Nevada

89502

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

SRK Kronengold Law Offices

7 Oppenheimer Street

Rabin Science Park

Rehovot, Israel

Telephone No.: +972-8-936-6000

Facsimile No.: +972-8-936-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.0001 par value per share	126,080	(4)	N/A	$378.24	$0.05	(5)

(1)	Relates to common stock, $0.0001 par value per share, of Darkstar Ventures, Inc., a Nevada corporation (“Darkstar”), issuable to holders of common stock, $0.0001 par value per share, of Samsara Luggage, Inc., a Delaware corporation (“Samsara”), in the proposed merger of Samsara with and into Darkstar (the “Merger”).

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of Darkstar common stock on September 26, 2019, as reported on the OTC Market Pink quotation service.

(3)	This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

(4)	The Company’s earlier effective registration statement (File No. 333-234056) registered 2,589,380,000 shares of common stock. The additional shares being registered pursuant to this post-effective amendment represent less than 0.005% of the shares registered pursuant to the earlier registration statement.

(5)	The Company paid a registration fee of $1008.30 when it filed the earlier registration statement.

The Registrant Statement will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act.

EXPLANATORY NOTE

Darkstar Technologies, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (the “Post-Effective Amendment”) pursuant to General Instruction K of Form S-4 and Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of registering an additional 126,080 shares of common stock, $0.0001 par value per share, (“Common Stock”) for issuance to the holders of shares of common stock of Samsara Luggage, Inc. (“Samsara”) as part of the merger consideration pursuant to the Agreement and Plan of Merger, dated as of May 10, 2019, between the Company and Samsara. Pursuant to the registration statement on Form S-4 (File No. 333-234056), declared effective on October 22, 2019, (the “Initial Registration Statement”), the Company registered an aggregate of 2,589,380,000 shares of Common Stock. Due to rounding up calculations, the Company needs to register an additional 126,080 shares of Common Stock.

INCORPORATION OF DOCUMENTS BY REFERENCE

This 462(b) Registration Statement incorporates by reference the contents of the Initial Registration Statement, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this Post-Effective Amendment are listed on the Exhibit Index attached to and filed with this Post-Effective Amendment.

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of SRK Kronengold Law Offices regarding legality of securities being registered.

23.1	Consent of SRK Kronengold Law Offices (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Ilanit Halperin CPA, independent registered accounting firm for Darkstar Ventures, Inc.

23.3	Consent of Ilanit Halperin CPA, independent registered accounting firm for Samsara Luggage, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Jerusalem, Israel, on the 12th day of November, 2019.

Darkstar Ventures, Inc.

By:	/s/ Avraham Bengio
Avraham Bengio
Chief Executive Officer

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